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                                                             Exhibit 99



For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

                    COMMONWEALTH BANCORP, INC. ANNOUNCES
                    AGREEMENT TO SELL TWO BRANCH OFFICES

Norristown, PA, April 7, 1999 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its wholly-owned subsidiary, Commonwealth Bank, has reached a definitive agreement with Harris Savings Bank regarding the sale of Common-wealth's two branches in Lebanon County, Pennsylvania. The transaction, which is subject to regulatory approval, is expected to be completed in the summer of 1999.

Charles H. Meacham, Chairman and Chief Executive Officer, stated, "The sale of these branches reflects our strategy to focus Commonwealth's community banking business on those markets where we have adequate presence to compete effectively. We are pleased that our customers in Lebanon will be served in the future by Harris Savings Bank, a fine organization with a long-term commitment to the Lebanon Market."

As of March 31, 1999, the two branches had combined deposits of approximately $34 million. In addition to the deposits, it is expected that approximately $10 million of consumer and commercial loans will be transferred to Harris Savings Bank as part of the transaction.

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, will have 59 branches throughout southeast Pennsylvania after completion of this trans-action. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, New Jersey, Rhode Island, and Virginia. ComNet operates under the trade name of Homestead Mortgage in Maryland.
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